Exhibit 4.1(c)

[Face of Warrant]

PLSB WRT NO:-	Warrants
CUSlP NO: 726079 11 4

PLACER SIERRA BANCSHARES

Organized Under the Laws of the State of California

THIS CERTIFIES THAT, for value received,

the registered holder hereof or registered assigns (the “Holder”), is entitled to purchase from Placer Sierra Bancshares, a California corporation (the “Company”), at the purchase price of $5.75 per share (the “Warrant Price”), 4.977 shares of the Company’s Common Stock, no par value (the “Common Stock”), for each Warrant comprising the aggregate number of Warrants set forth above. The number of shares purchasable upon exercise of this Warrant and the Warrant Price per share shall be subject to adjustment from time to time as set forth herein. This Warrant shall expire at 5:00 p.m. Pacific Time on April 30, 2007 (the “Expiration Date”), unless extended by the Company, subject to regulatory approval.

This Warrant is issued by the Company as a result of the merger of the Company and Southwest Community Bancorp. As a result of the merger, each Holders’ warrant, which was formerly convertible into 3.15 shares of Southwest Community Bancorp Common Stock, is now convertible into 4.977 shares of the Company’s Common Stock at a purchase price of $5.75 per share. The shares of Common Stock to be issued upon the exercise of Warrants are referred to herein as “Warrant Shares.”

1. Exercise Period and Expiration Date. The Warrants are exercisable from issuance until the Expiration Date (the “Exercise Period”), unless extended. This Warrant shall expire in its entirety and no longer be exercisable at 5:00 p.m., Pacific Time, on the Expiration Date, unless extended. The Company shall use its best efforts to qualify or register the Warrant Shares under the laws of the states in which the Holders reside and under applicable federal securities laws where no exemption from such registration or qualification is available.

2. Exercise of Warrants. This Warrant may be exercised at the Warrant Agent’s Office at 161 North Concord Exchange, South St. Paul, MN 55075 Attn: Corporate Actions, upon presentation and surrender hereof, with the Warrant Exercise Form on the reverse side hereof duly completed and signed, and upon payment to the Company of the Warrant Price (as adjusted in accordance with the provisions of Section 9 hereof), for the number of Warrant Shares in respect of which such Warrant is then exercised. Payment of the aggregate Warrant Price shall be made in cash in United States dollars, by certified or official bank check payable in United States dollars to the order of the Company, or by any combination thereof.

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. When Warrants shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable by such Holder on exercise of the Warrants so presented. If any fraction of a Warrant Share would be issuable on the exercise of any Warrants in full, the Company shall pay an amount in cash equal to the then current market price per Warrant Share multiplied by such fraction. When Warrants shall be presented for exercise as to a specified portion, only full Warrant Shares shall be issuable and a new Warrant shall be issuable evidencing the remaining Warrant or Warrants.

Upon such surrender of Warrants and payment of the Warrant Price as aforesaid, the Company or its Warrant Agent shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided above in this Section 2, in respect of any fractional Warrant Share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price, as aforesaid; provided, however, that if, at the date of surrender of such Warrants and payment of the Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the Warrant Shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Warrant Shares. The purchase rights represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, in the event that a Warrant is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new Warrant evidencing the remaining Warrant or Warrants will be issued. All Warrants surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Company.

3. Exchange of Warrants. This Warrant may be exchanged without charge for another Warrant(s) entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant(s) surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant(s) shall make such request in writing delivered to the Company or its Warrant Agent and shall surrender, properly endorsed, the Warrant(s) to be so exchanged. Thereupon, the Company or its Warrant Agent shall deliver to the person(s) entitled thereto new Warrant(s) as so requested.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

WITNESS, the facsimile seal of the Company and the facsimile signatures of its duly authorized officers. This Warrant certificate is not valid until countersigned by the Warrant Agent.

PLACER SIERRA BANCSHARES,
a California corporation

By:
Ronald W. Bachli, President

By:
Angelee J. Harris, Secretary

[PLSB SEAL]

Dated:

Countersigned:

WELLS FARGO BANK, N.A.
As Warrant Agent

By:
Authorized Officer

4. Transfer of Warrants. This Warrant shall be transferable only on the books of the Company maintained by the Warrant Agent upon delivery hereof, with the Assignment of Warrant Form below duly endorsed with signatures properly guaranteed by a commercial bank or securities brokerage firm, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company or its Warrant Agent shall deliver a new Warrant or Warrants to the person(s) entitled thereto.

5. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of the Warrants, and in such case the Company shall not be required to issue or deliver any certificates for shares of Common Stock or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s satisfaction that such tax has been paid.

6. Mutilated or Missing Warrants. In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Company or its Warrant Agent may, at its discretion issue, upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest; but only upon receipt of evidence satisfactory to the Company or its Warrant Agent of such loss, theft or destruction of such Warrant and indemnity, if requested, also satisfactory to the Company or its Warrant Agent. An applicant for such a substitute Warrant shall reimburse Company and its Warrant Agent for all reasonable expenses and shall also comply with such other reasonable regulations as the Company or its Warrant Agent may prescribe.

7. Reservation of Warrant Shares. The Company shall at all times, while the Warrants are exercisable, keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. Promptly after the date of expiration of the Warrants, no shares shall be subject to reservation in respect of such Warrants.

8. Cancellation of Warrants. The Company or its Warrant Agent shall cancel any Warrants surrendered for exchange, substitution, transfer or exercise in whole or in part.

9. Adjustment of Warrant Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustments from time to time upon the happening of certain events, as hereinafter defined:

9.1 Mechanical Adjustments. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows:

(a) In case the Company shall: (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock; (ii) subdivide its outstanding shares of Common Stock into a greater number of shares; (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock; or (iv) issue by reclassification of its shares of Common Stock or capital reorganization other securities of the Company, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which the Holder would have owned or would have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Paragraph (b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment(s). All calculations shall be made to the nearest one hundredth (1/100) of a share.

(c) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, each Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying the Warrant Price immediately prior to the adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise or each Warrant immediately prior to the adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter. All calculations shall be made to the nearest whole penny.

(d) For the purpose of this Subsection 9.1, the term “shares of Common Stock” shall mean: (i) the class of share designated as the Common Stock of the Company at the date of this Warrant; or (ii) any other class of share resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to Paragraph (a) above, the Holder shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in Paragraphs (a) through (c), inclusive, above, and the provisions of Sections 1 and 2 and Subsections 9.2 through 9.4, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

9.2 Voluntary Adjustment by the Company. The Company may at its option, at any time during the term of the Warrants, reduce the then current Warrant Price to any amount deemed appropriate by the Board of Directors of the Company, subject to regulatory approval.

9.3 Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares are adjusted, as herein provided, the Company shall cause to be mailed by first class mail, postage prepaid, to each Holder, notice of such adjustment or adjustments setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Any failure by the Company to give notice to any Holder or any defect therein shall nor affect the validity of such adjustment or of the event resulting in the adjustment, nor of the Holder’s rights to such adjustment.

9.4 No Adjustment for Dividends or Distributions. Except as provided in Subsections 9.1 and 9.6, no adjustment in respect of any dividends or distributions shall be made during the term of a Warrant or upon the exercise of a Warrant.

9.5 Rights Upon Consolidation, Merger, etc.

(a) In the case of any consolidation of the Company with or merger of the Company into another corporation or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, such successor or purchasing corporation may assume the obligations hereunder, and may execute with the Company an agreement that each Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such transaction to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which each Holder would have owned or would have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Subsection 9.5 shall similarly apply to successive consolidations, mergers, sales or conveyances.

(b) In the event that such successor corporation does not execute such an agreement with the Company as provided in Paragraph (a), then each Holder shall be entitled to exercise outstanding Warrants, during a period of at least 30 days, which period shall terminate at least 5 days prior to consummation of the consolidation, merger, sale or conveyance, and thereby receive consideration in the transaction on the same basis as other previously outstanding shares of the same class as the Warrant Shares acquired upon exercise. The Company shall use its best efforts to qualify or register the Warrant Shares issued pursuant to this Paragraph (b) under the laws of the states in which the holders reside and under applicable federal securities laws where no exemption from registration or qualification is available. Warrants not exercised in accordance with this Paragraph (b) before consummation of the transaction will be canceled and become null and void. The Company shall mail by first class mail, postage prepaid, to each Holder, at least 10 days prior to the first date on which the Warrants shall become exercisable, notice of the proposed transaction setting forth the first and last date on which the Holder may exercise outstanding Warrants and a description of the terms of this Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date.

(c) The Company’s failure to give any notice required by this Subsection 9.5 or any defect therein shall not affect the validity of any such agreement, consolidation, merger, sale or conveyance of property.

9.6 Rights Upon Liquidation. In case: (i) the Company shall make any distribution of its assets to holders of its shares of Common Stock as a liquidation or partial liquidation dividend or by way of return of capital, or other than as a dividend payable out of capital and unimpaired surplus legally available for dividends under California law; or (ii) the Company shall liquidate, dissolve or wind up its affairs (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets, and business as an entirety), then the Company shall cause to be mailed to each Holder, by first class mail, postage prepaid, at least 20 days prior to the applicable record date, a notice stating the date on which such distribution, liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such distribution, liquidation, dissolution or winding up. The Company’s failure to give the notice required by this Subsection 9.6 or any defect therein shall not affect the validity of such distribution, liquidation, dissolution or winding up.

9.7 Statement on Warrant. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issued.

10. No Rights as Shareholders. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof or the Holder’s transferees the right to vote or to receive dividends or to consent to or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

11. Notices. Any notice pursuant to this Warrant by any Holder to the Company or by the Company to the Holder, shall be in writing and shall be mailed first class, postage prepaid, or delivered: (a) if to the Company, at its Administrative Office at 525 J Street, Sacramento, California 95814; or (b) if to the Holder; at the Holder’s respective address on the books of the Company.

12. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

13. Captions. The captions of the Sections and Subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

ASSIGNMENT OF WARRANT

(To be signed only upon assignment or transfer of Warrant)

To:	PLACER SIERRA BANCSHARES 525 J Street Sacramento, California 95814	Or to:	WELLS FARGO SHAREHOLDER SERVICES. 161 North Concord Exchange South St. Paul, Minnesota 55075 Attn: Corporate Actions

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE: _________________________________________________________________________________________________________________________

(Name and Address of Assignee Must be Printed or Typewritten)

the within Warrant, hereby irrevocably constituting and appointing                                          Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:

Signature of Record Holder

Signature of Record Holder

NOTE: The above signatures(s) must correspond with the names(s) as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed By:

WARRANT EXERCISE FORM

(To be signed only upon exercise of Warrant)

To:	WELLS FARGO SHAREOWNER SERVICES 161 North Concord Exchange South St. Paul, MN 55075 Attn: Corporate Actions

The undersigned hereby irrevocably elect(s) to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder,                      shares of the Company’s Common Stock, and request(s) that certificates for such shares be issued in the name of:

Please print name and address:

Please provide Social Security or Federal Tax I.D. No.:

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant for the balance remaining of the whole number of shares purchasable under the within Warrant be registered in the name of the undersigned Holder or assignee as indicated below and delivered to the address stated below.

DATED:

Address:

Signature of Record Holder or Assignee

Signature of Record Holder or Assignee

NOTE: The above signatures(s) must correspond with the name(s) as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever, unless this Warrant has been assigned.

Signature(s) Guaranteed By: